CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-190949 on Form F-3 of our reports dated March 8, 2013, relating to the consolidated financial statements of Box Ships Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, and our report dated March 16, 2012, relating to the combined financial statements of Ardelia Navigation Ltd. and Eridanus Trading Co., appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece
November 28, 2013